World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353

Contact:  Nicole Decker          407-826-4560

Tupperware Brands Reports Second Quarter Sales and Record Profit

•	Second Quarter Sales up 6% in local currency and 8% in U.S. dollars

•
Second Quarter GAAP diluted E.P.S. 90 cents, a second quarter record, up 73% over last year.  Excluding certain items impacting comparability*, diluted E.P.S. 93 cents, up 8% over last year, also a record.

•	Company records in the second quarter 14 cents of out of period amounts in Russia

Orlando, Fla., July 19, 2010 – (NYSE: TUP) Tupperware Brands Corporation today reported second quarter 2010 sales and record profit.  Second quarter 2010 sales increased in local currency by 6% versus 2009, before a positive impact from foreign exchange rates of 2%.  This resulted in GAAP sales that were 8% above the second quarter of 2009.  There was a negative impact on the comparison in the quarter from reversing $4.0 million of sales by Russia recorded in previous periods.  This caused the overall local currency sales increase to be 6% rather than 7%.

Rick Goings, Chairman and CEO commented, “We are very pleased with the performance by the majority of our businesses in our portfolio, which resulted in steady sales growth and record profit in the quarter.  Our three Tupperware segments delivered mid to high single digit local currency sales increases, and our Beauty Other segment had a mid-teen local currency increase.  Sales in our Beauty North America segment decreased slightly in local currency.

Our emerging markets comprised 56% of sales in the quarter, and continued to deliver strong growth with a 15% local currency increase.  A significant number of emerging markets had double digit sales increases, including Brazil, China, India, Indonesia, Malaysia/Singapore, Tupperware Mexico, the Philippines, Tupperware South Africa, Turkey and Venezuela.  The established markets were down 3% in local currency, coming mainly from Tupperware Australia, Japan and BeautiControl.  Standout performers in our established markets were Tupperware Austria and France, which again performed exceptionally well this quarter, with strong double digit sales increases compared with 2009.  We were pleased to see strengthening in our Tupperware US/Canada and German businesses in the quarter, as both units had local currency sales increases and improvements in their value chains.”

The Company has included in its second quarter 2010 results, out of period adjustments that lowered pre-tax income by approximately $10.4 million and net income by $8.8 million, or 14 cents per diluted share.  These adjustments relate to errors identified in the financial reporting of the Company’s Russian subsidiary.  Of the pre-tax amounts, approximately $4.2 million should have been reflected in the first quarter of 2010 and $6.2 million in periods prior to 2010 ($3.6 million and $5.2 million net income and 6 and 8 cents per diluted share, respectively).  The income statement captions impacted were sales, cost of sales and delivery, selling and administrative expense.  Prior financial statements have not been restated as misreported amounts were determined to be immaterial to the periods.  The Company believes that the accounting errors identified were unique to its Russian subsidiary.  It will develop a plan to improve its system of internal control and is evaluating the overall impact of deficiencies identified on its internal control over financial reporting.  The results of this evaluation will be included the Company’s second quarter 2010 Form 10-Q.  “Management understands the importance of internal controls, and is very disappointed with what happened.  We have confidence that we have identified the resulting errors from the issues in this market and that this is an isolated matter,” said Rick Goings.

Diluted GAAP earnings per share of 90 cents for the second quarter of 2010 was up 38 cents, or 73% versus last year.  There was a positive 3 cent impact versus 2009 from stronger foreign currencies.  The 2010 second quarter included net negative 3 cents from items impacting comparability*, while in 2009 such items had a net negative impact of 34 cents.

Adjusted diluted earnings per share of 93 cents in the quarter was 7 cents better than 2009, including the foreign currency benefit of 3 cents.  The 93 cents of adjusted diluted earnings per share was 2 cents below the low end of the guidance range given by the Company in April, which included having 3 cents less of a benefit on the year-over-year comparison from foreign exchange and the 14 cents of out of period amounts.

“Most of our business units performed very well in the quarter, which speaks to the strength and ability of our management teams and our business models to deliver continued sales growth and maintain our full year local currency sales guidance of up 6-8%.  Our pre-tax return on sales of 13.6% was about even with last year, excluding items impacting comparability and including the impact of the out of period corrections that lowered the return on sales by about 170 basis points.  Our total sales force continues to grow and we ended the quarter with a 7% advantage over last year,” said Rick Goings.

Tupperware Brands will conduct a conference call tomorrow, Tuesday, July 20, at 10:00 am Eastern time.  The conference call will be webcast along with a copy of this news release on www.tupperwarebrands.com.

Second Quarter Segment Highlights*

Tupperware Segments

Europe achieved a local currency sales increase of 5% (up 3% reported).  The emerging markets were up 5% compared with last year in local currency (up 12% reported).  There was a negative impact from the Russia adjustments on the sales comparison of the whole segment of 2 percentage points and 6 percentage points for the segment’s emerging markets.  The local currency sales growth came primarily from a 30% increase by Tupperware South Africa, and a 24% increase by Turkey.  There was a double digit decrease in the mid-sized business in Greece, reflecting the economic turmoil in that country.  Established markets were up 6% compared with last year in local currency (down 1% reported), led by France and Austria, that both had local currency sales increases over 20%.  The German business had a small increase in local currency sales compared with 2009, and had a 6% higher sales force size at the end of the quarter versus last year.  Europe’s pretax operating profit was down 17% in local currency (down 15% reported).  There was a 35 percentage point negative impact on the comparison from the out of period amounts recorded in Russia.  The segment’s total sales force was up 14% at the end of the second quarter.

In Asia Pacific, second quarter sales were up 9% versus prior year in local currency (up 19% reported).  Emerging markets were up 34% in local currency (up 47% reported).  All emerging markets again had strong double digit increases, led by India with a 46% local currency sales increase (up 55% reported) and Indonesia with a 39% local currency sales increase (up 60% reported).  China ended the quarter with a new record, over 3,000 outlets open, which led to a 41% local currency increase in sales (up 42% reported).  The established markets were down 21% in local currency (down 14% reported), mainly from Tupperware Japan, where the company is working on a modification of the product line and sales force compensation, and Australia.  Pretax profit was up 22% in local currency (up 36% reported).  The segment’s total sales force was up 20% versus 2009 at the end of June.

Tupperware North America sales were up 7% in local currency (up 11% reported) versus prior year, mainly from a 15% local currency increase in Mexico (up 24% reported).  Tupperware United States and Canada delivered another quarter of local currency sales growth, with a 3% increase in the quarter.  Second quarter reported pretax profit for the segment grew 41% versus last year, resulting in an over 5 percentage point improvement in return on sales to 22%.  The total sales force size at the end of the second quarter was up 5%.

Beauty Segments

Beauty North America sales were down 2% in local currency (up 3% reported) reflecting a single digit increase by Fuller Mexico, more than offset by a mid-teen decrease by BeautiControl.  BeautiControl continues to focus on sales force training and development to reinforce the fundamentals of direct selling in all aspects of the business.  In the large Fuller Mexico business, improvement in recruiting led to a quarter end sales force size of about 500,000, 1% above last year.  The segment’s profit in the quarter decreased 6% in local currency (even with last year reported) reflecting investments in sales force building initiatives in both units.  The total sales force size at the end of the quarter was down 4%.

Beauty Other sales were up 15% in local currency (up 7% reported), with about half of the increase from the business in Brazil where local currency sales increased by 38% (up 62% reported).  Also contributing to the increase were the Philippines, Argentina and Venezuela.  Pretax profit increased by 60% in local currency (up 14% reported).  The total sales force size for the segment at the end of the quarter was up 5% over last year.

Year to Date Results

Sales for the first half of 2010 were up 9% in local currency (up 14% reported).  The Tupperware brand segments grew 10% in local currency (up 17% reported) and the Beauty brand segments were up 5% in local currency (up 7% reported).  Businesses operating in emerging markets, comprising 55% of total company sales grew 18% in local currency (up 26% reported) and the rest of the businesses that operate in established markets were down 1% in local currency (up 2% reported).  Profit from the operating segments rose 20% in local currency (up 27% reported), driven by double digit improvements in all segments except Beauty North America which was down mid-single digit.  There were significant improvements in the emerging markets of Tupperware Brazil, India, Indonesia and South Africa and the established markets of Austria and France.  Diluted earnings per share was $1.64, up 58% in local currency (up 76% reported).  Excluding certain adjustment items for the first half of 2010, diluted earnings per share was $1.70, up 21% in local currency (up 30% reported).

Third Quarter 2010 Outlook*

The third quarter sales outlook is for an increase of 4 to 6% in local currency.  Including a negative impact from exchange rates of 2%, sales in dollars are expected to increase by 2 to 4%.  GAAP diluted earnings per share is expected to be 50 to 55 cents, with a negative 4 cent impact from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be 54 to 59 cents.  This compares with GAAP diluted earnings per share of 50 cents last year and 54 cents excluding certain items.  Excluding these items, this includes a 21% local currency increase in pretax profit and a 130 basis point improvement in return on sales at the high end of the range.  The guidance reflects a negative impact on the comparison of 1 cent from foreign currency, along with a higher income tax rate than 2009.

Full Year 2010 Outlook*

The full year local currency sales growth outlook remains the same as the April guidance at up 6 to 8%.  Based on current exchange rates, there is a negligible foreign exchange impact on the year-over-year sales comparison.  The local currency sales increase for Tupperware Europe remains at up 5 to 7%, Beauty Other remains at up in the mid-teens and Beauty North America remains at about even with last year. The full year local currency sales increase ranges for Asia Pacific and Tupperware North America have been lowered by one percentage point to up 9 to 11% and up 5 to 7%, respectively.

The guidance for GAAP diluted earnings per share and diluted earnings per share excluding items are both lowered 17 cents from the April guidance primarily from weaker foreign exchange rates, which caused 13 cents of the decrease.  It also includes the 4 cents the second quarter diluted earnings per share was below the high end of the April guidance other than from foreign exchange.  The full year GAAP outlook range is now $3.35 to $3.45, with negative 16 cents from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be $3.51 to $3.61 (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule), which would represent a local currency increase of 14 to 18% versus 2009.  The full year foreign exchange impact on earnings per share versus 2009 is now 1 cent negative, versus 12 cents positive in the April guidance.

Unallocated corporate expense for 2010 is now expected to be about $56 million, versus $52 million previously, and the net interest expense expectation remains at about $27 million.  At the high end of the sales and earnings per share range, excluding items impacting comparability, this would result in a 2010 pre-tax return on sales of 13.4% versus 2009 actual of 12.1%, along with a tax rate of 25.0% versus 23.5% in 2009.

Rick Goings Chairman and CEO, commented, “I’m pleased with the results of our second quarter, and confident that our strong management teams have the right focus as we go into the third quarter with a sales force size advantage in four of our five segments.  Our second quarter sales and profit growth in the face of a continuing difficult economy speaks to the viability of our channel and the strength of our business model.”

* See Non-GAAP Financial Measures Reconciliation Schedule.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.5 million.  Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals for use in food containers of materials, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; and purchase accounting intangible asset and goodwill impairment costs.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operations.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.  For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the second quarters of 2009 and 2008, the Company recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.  Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Included on the Company's website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company's financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

###

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	Jun 26,	Jun 27,	Jun 26,	Jun 27,
(In millions, except per share data)	2010	2009	2010	2009

Net sales	$565.1	$524.7	$1,122.2	$987.5
Cost of products sold	181.6	175.9	365.8	336.0
Gross margin	383.5	348.8	756.4	651.5

Delivery, sales and administrative expense	301.4	274.2	602.1	533.0
Re-engineering and impairment charges	2.0	1.4	3.6	4.1
Impairment of goodwill and intangible assets	-	28.1	-	28.1
Gains on disposal of assets including insurance recoveries	-	10.1	-	10.1
Operating income	80.1	55.2	150.7	96.4

Interest income	0.7	1.1	1.1	1.8
Interest expense	7.1	7.3	14.5	15.4
Other expense	-	-	0.6	1.5
Income before income taxes	73.7	49.0	136.7	81.3
Provision for income taxes	15.8	15.9	31.7	22.7
Net income	$57.9	$33.1	$105.0	$58.6

Net income per common share:

Basic earnings per share:	$0.92	$0.53	$1.67	$0.94

Diluted earnings per share:	$0.90	$0.52	$1.64	$0.93

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks				26 Weeks	26 Weeks
	Ended	Ended	Reported	Restated	Foreign	Ended	Ended	Reported	Restated	Foreign
	Jun 26,	Jun 27,	%	%	Exchange	Jun 26,	Jun 27,	%	%	Exchange
	2010	2009	Inc (Dec)	Inc (Dec)	Impact *	2010	2009	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$181.8	$176.1	3	5	$(3.7)	$401.8	$357.2	12	8	$13.9
Asia Pacific	108.5	91.3	19	9	8.5	206.8	163.2	27	13	19.2
TW North America	88.9	79.8	11	7	3.1	164.8	140.1	18	12	7.0
Beauty North America	106.5	103.1	3	(2)	6.0	200.0	190.5	5	(2)	13.7
Beauty Other	79.4	74.4	7	15	(5.6)	148.8	136.5	9	15	(7.6)

	$565.1	$524.7	8	6	$8.3	$1,122.2	$987.5	14	9	$46.2

Segment profit:
Europe	$26.0	$30.6	(15)	(17)	$0.5	$73.4	$61.4	19	12	$4.0
Asia Pacific	23.8	17.4	36	22	2.1	42.6	27.4	55	34	4.4
TW North America	19.3	13.0	49	41	0.7	27.1	15.0	81	70	1.0
Beauty North America	17.3	17.4	-	(6)	1.0	26.9	27.0	-	(8)	2.4
Beauty Other	8.3	7.4	14	60	(2.2)	9.0	10.2	(11)	46	(4.0)

	94.7	85.8	10	8	$2.1	179.0	141.0	27	20	$7.8

Unallocated expenses	(12.6)	(11.2)	12	12	(0.1)	(25.3)	(24.0)	5	7	0.5
Gains on disposal of assets including insurance recoveries	-	10.1	-	-	-	-	10.1	-	-	-
Re-engineering and impairment charges	(2.0)	(1.4)	44	44	-	(3.6)	(4.1)	(13)	(13)	-
Impairment of goodwill and intangible assets	-	(28.1)	-	-	-	-	(28.1)	-	-	-
Interest expense, net	(6.4)	(6.2)	3	3	-	(13.4)	(13.6)	(1)	(1)	-

Income before taxes	73.7	49.0	50	44	2.0	136.7	81.3	68	53	8.3
Provision for income taxes	15.8	15.9	(1)	(3)	0.4	31.7	22.7	40	30	1.8
Net income	$57.9	$33.1	75	67	$1.6	$105.0	$58.6	79	61	6.5

Net income per common share (diluted)	$0.90	$0.52	73	64	0.03	$1.64	$0.93	76	58	0.11

Weighted Average number of diluted shares	63.9	63.0				63.9	62.6

TUPPERWARE BRANDS CORPORATION
RECONCILIATION
(In millions except per share data)
	13 Weeks Ended Jun 26, 2010				13 Weeks Ended Jun 27, 2009
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$26.0	$0.1	a	$26.1	$30.6	$0.1	a	$30.7
Asia Pacific	23.8	0.2	a	24.0	17.4	0.3	a	17.7
TW North America	19.3	-		19.3	13.0	-		13.0
Beauty North America	17.3	0.4	a	17.7	17.4	0.5	a	17.9
Beauty Other	8.3	0.3	a	8.6	7.4	0.4	a	7.8
	94.7	1.0		95.7	85.8	1.3		87.1

Unallocated expenses	(12.6)	-		(12.6)	(11.2)	-		(11.2)
Gains on disposal of assets including insurance recoveries	-	-		-	10.1	(10.1)	b	-
Re-eng and impairment chgs	(2.0)	2.0	c	-	(1.4)	1.4	c	-
Impairment of goodwill and intangible assets	-	-		-	(28.1)	28.1	d	-
Interest expense, net	(6.4)	-		(6.4)	(6.2)	-		(6.2)
Income before taxes	73.7	3.0		76.7	49.0	20.7		69.7
Provision for income taxes	15.8	1.1	e	16.9	15.9	(0.5)	e	15.4
Net income	$57.9	$1.9		$59.8	$33.1	$21.2		$54.3

Net income per common share (diluted)	$0.90	$0.03		$0.93	$0.52	$0.34		$0.86

	26 Weeks Ended Jun 26, 2010				26 Weeks Ended Jun 27, 2009
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$73.4	$0.1	a	$73.5	$61.4	$0.2	a	$61.6
Asia Pacific	42.6	0.4	a	43.0	27.4	0.6	a	28.0
TW North America	27.1	-		27.1	15.0	-		15.0
Beauty North America	26.9	0.8	a	27.7	27.0	1.0	a	28.0
Beauty Other	9.0	0.6	a	9.6	10.2	0.7	a	10.9
	179.0	1.9		180.9	141.0	2.5		143.5

Unallocated expenses	(25.3)	-		(25.3)	(24.0)	-		(24.0)
Gains on disposal of assets including insurance recoveries	-	-		-	10.1	(10.1)	b	-
Re-eng and impairment chgs	(3.6)	3.6	c	-	(4.1)	4.1	c	-
Impairment of goodwill and intangible assets	-	-		-	(28.1)	28.1	d	-
Interest expense, net	(13.4)	-		(13.4)	(13.6)	-		(13.6)
Income before taxes	136.7	5.5		142.2	81.3	24.6		105.9
Provision for income taxes	31.7	1.7	e	33.4	22.7	0.6	e	23.3
Net income	$105.0	$3.8		$108.8	$58.6	$24.0		$82.6

Net income per common share (diluted)	$1.64	$0.06		$1.70	$0.93	$0.38		$1.31

(a)  Amortization of intangibles of acquired beauty units.

(b)  Gain on disposal of assets of $10.1 million in the second quarter of 2009 is primarily for insurance recoveries related to a 2007 fire in South Carolina.

(c)  Re-engineering and impairment charges in 2010 include $0.8 million related to new plants in India and China and relocation expenses in Japan and Belgium Mfg, $2.8 million for severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, France, Greece, Japan and Mexico operations, of which $2.0 million was incurred in the second quarter.  In 2009 re-engineering and impairment charges include $0.3 million related to the relocation of the Company's BeautiControl manufacturing facilities and a new plant in India, $1.0 million to write off impaired software in South Africa, and $2.8 million for severance costs incurred to reduce headcount in the company's Argentina, Australia, BeautiControl, France, Italy and Mexico operations, of which $1.4 million was incurred in the second quarter.

(d)  In 2009, the Company reviewed the intangible assets of its acquired beauty businesses.  As a result of these reviews, the intangibles of Nutrimetics, Avroy Shlain and NaturCare were deemed to be impaired, resulting in a non-cash impairment charge of $28.1 million.

(e)  Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Jun. 26,	Dec. 26,
(In millions)	2010	2009

Assets

Cash and cash equivalents	$121.3	$112.4
Other current assets	595.3	584.4
Total current assets	716.6	696.8

Property, plant and equipment, net	240.1	254.6

Other assets	857.2	843.9

Total assets	$1,813.9	$1,795.3

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$1.7	$1.9
Accounts payable and other current liabilities	438.2	458.6

Total current liabilities	439.9	460.5

Long-term debt	422.4	426.2

Other liabilities	267.7	270.9

Total shareholders' equity	683.9	637.7

Total liabilities and shareholders' equity	$1,813.9	$1,795.3

Total Debt to Total Capital Ratio 38%
Total Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	26 Weeks Ended	26 Weeks Ended
	June 26	June 27,
(In millions)	2010	2009

OPERATING ACTIVITIES
Net cash provided by operating activities	$84.7	$87.4

INVESTING ACTIVITIES
Capital expenditures	(20.3)	(16.0)
Proceeds from disposal of property, plant & equipment	1.6	2.0
Net cash used in investing activities	(18.7)	(14.0)

FINANCING ACTIVITIES
Dividend payments to shareholders	(31.5)	(27.4)
Repurchase of common stock	(26.5)	-
Long-term debt and capital lease obligations	(0.9)	(20.8)
Net change in short-term debt	-	(1.9)
Proceeds from exercise of stock options	9.0	3.3
Other, net	4.1	0.3

Net cash used in financing activities	(45.8)	(46.5)

Effect of exchange rate changes on cash and
cash equivalents	(11.3)	6.2

Net change in cash and cash equivalents	8.9	33.1

Cash and cash equivalents at beginning of year	112.4	124.8

Cash and cash equivalents at end of period	$121.3	$157.9

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
Second Quarter Ended June 26, 2010

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	111,586	(1)	613,155	14
Asia Pacific	65,773	25	485,446	20
TW North America	91,214	9	265,780	5
Tupperware	268,573	8	1,364,381	14

Beauty North America	327,066	(6)	589,101	(4)
Beauty Other	229,351	4	581,289	5
Beauty	556,417	(2)	1,170,390	-
Total	824,990	1	2,534,771	7

(a) As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 19, 2010

($ in millions, except per share amounts)

	Third Quarter	Third Quarter
	2009 Actual	2010 Outlook
		Range
		Low	High

Income before income taxes	$42.3	$46.4	$51.4

% change from prior year		10%	22%

Income tax	$10.0	$14.3	$15.9
Effective Rate	24%	31%	31%

Net Income (GAAP)	$32.3	$32.1	$35.5

% change from prior year		-1%	10%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	-	-	-
Re-engineering and other restructuring costs	2.4	2.2	2.2
Acquired intangible asset amortization	1.3	0.9	0.9
Purchase accounting intangible impairment	-	-	-
Income tax (2)	(1.1)	(0.9)	(0.9)
Net Income (Adjusted)	$34.9	$34.3	$37.7

% change from prior year		-2%	8%

Exchange rate impact (3)	(0.7)	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$34.2	$34.3	$37.7

% change from prior year		0%	10%

Net income (GAAP) per common share (diluted)	$0.50	$0.50	$0.55

Net Income (Adjusted) per common share (diluted)	$0.54	$0.54	$0.59

Average number of diluted shares (millions)	64.0	64.0	64.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2009 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 19, 2010

($ in millions, except per share amounts)

	Full Year	Full Year
	2009 Actual	2010 Outlook
		Range
		Low	High

Income before income taxes	$237.1	$285.9	$294.3

% change from prior year		21%	24%

Income tax	$62.0	$71.2	$73.1
Effective Rate	26%	25%	25%

Net Income (GAAP)	$175.1	$214.7	$221.2

% change from prior year		23%	26%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(21.9)	$-	$-
Re-engineering and other restructuring costs	8.0	10.0	10.0
Acquired intangible asset amortization	5.1	3.8	3.8
Purchase accounting intangible impairments	28.1	-	-
Income tax (2)	1.7	(4.0)	(4.0)
Net Income (Adjusted)	$196.1	$224.5	$231.0

% change from prior year		14%	18%

Exchange rate impact (3)	(0.5)	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$195.6	$224.5	$231.0

% change from prior year		15%	18%

Net income (GAAP) per common share (diluted)	$2.75	$3.35	$3.45

Net Income (Adjusted) per common share (diluted)	$3.08	$3.51	$3.61

Average number of diluted shares (millions)	63.4	64.0	64.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) 2009 restated at current currency exchange rates